                             SCHEDULE 14A INFORMATION


            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES


                    EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

   FILED BY THE REGISTRANT / X /

   FILED BY A PARTY OTHER THAN THE REGISTRANT / /

     Check the appropriate box:


/ / PRELIMINARY PROXY STATEMENT



/X/ DEFINITIVE PROXY STATEMENT


/ / DEFINITIVE ADDITIONAL MATERIALS

/ / SOLICITING MATERIAL PURSUANT TO SEC.240.14A-11(C) OR SEC.240.14A-12

                             Southtrust Corporation
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                              C. Larimore Whitaker
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

     Payment of Filing Fee (Check the appropriate box):


     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).


     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.


     /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     (1) Amount Previously Paid:  $125.00



     (2) Form, Schedule or Registration Statement No.:  Schedule
14A -- Preliminary Proxy



     (3) Filing Party:  SouthTrust Corporation



     (4) Date Filed:  February 24, 1994

                            SOUTHTRUST CORPORATION

                            ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 1994

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders (the "Annual Meeting") of SouthTrust Corporation (the "Company") will be held in the auditorium on the eighth floor of the SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama, on Wednesday, April 20, 1994, at 9:00 A.M., Central Time, for the following purposes:

          (1) To elect four (4) persons to the Board of Directors of the Company, each person to serve a three-year term and until such person's successor is duly elected and qualified;

          (2) To amend Article FOURTH of the Restated Certificate of Incorporation of the Company to increase the number of shares of authorized Common Stock of the Company from 150,000,000 shares, with a par value of $2.50 per share, to 200,000,000 shares, with a par value of $2.50 per share;

          (3) To approve and ratify the Senior Officer Performance Incentive Plan of the Company; and

          (4) To transact such other business as may properly come before the Annual Meeting.

     Holders of Common Stock of the Company of record at the close of business on February 25, 1994 are entitled to notice of and to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting, and we hope you will be present at the Annual Meeting. WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A postage-paid envelope addressed to the Company is enclosed for your convenience in returning your proxy to the Company.

                                           By Order Of The Board Of Directors

                                           AUBREY D. BARNARD
                                           Secretary

Birmingham, Alabama

March 9, 1994

                            SOUTHTRUST CORPORATION

                            ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 1994


     The accompanying proxy is solicited on behalf of the Board of Directors of SouthTrust Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held in the auditorium on the eighth floor of the SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama, on Wednesday, April 20, 1994 at 9:00 A.M., Central Time. It is anticipated that this proxy material will be mailed to stockholders on or about March 9, 1994.



     The only matters to be considered at the Annual Meeting are (i) the election of four directors to serve for the term of office described below, (ii) the approval of a proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock of the Company authorized for issuance thereunder to 200,000,000 shares, and (iii) the approval and ratification of the Senior Officer Performance Incentive Plan of the Company (the "Incentive Plan"). All shares of Common Stock represented by an executed and completed proxy received by the Company in time for voting at the Annual Meeting will be voted in accordance with the instructions specified thereon, and if no instructions are specified thereon, will be voted in favor of the election as directors of the nominees named in the Proxy Statement and in favor of the proposals described above. A proxy may be revoked at any time prior to its exercise (i) by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date or (ii) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting by itself will not revoke a proxy.



     As of February 25, 1994, the record date for the Annual Meeting, there were issued and outstanding 79,438,365 shares of Common Stock of the Company. The holders of each outstanding share of Common Stock of the Company as of such date are entitled to one vote per share with respect to each matter to be considered at the Annual Meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly executed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" (i.e., shares of Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power or (iii) the record holder has indicated that it does not have authority to vote such shares on that matter) generally will be treated as present for purposes of determining a quorum, but as described below, such broker non-votes will not have any effect upon the voting with respect to certain of the matters to be considered at the Annual Meeting.



     The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting is necessary to elect the nominees for directors named in the Proxy Statement. Accordingly, abstentions and broker non-votes with respect to the election of directors will have no effect upon the election of the directors at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required for the adoption of the proposed amendment to the Company's Restated Certificate of Incorporation and the affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or by proxy at the Annual Meeting is required for the approval and ratification of the Incentive Plan. Abstentions and broker non-votes with respect to the proposal to amend the Company's Restated Certificate of Incorporation will have the same effect as votes against such proposal. With respect to the proposal to approve and ratify the Incentive Plan, abstentions will have the same effect as votes against such proposal, but broker non-votes will have no effect upon the approval or disapproval of such proposal.

                             ELECTION OF DIRECTORS

     The Bylaws of the Company provide for a Board of Directors of not fewer than three nor more than sixteen members. The Restated Certificate of Incorporation and the Bylaws of the Company provide that the members of the Board of Directors shall be divided into three classes, one class to be elected at each annual meeting of stockholders and to serve for a term of three years. As of the date of the Proxy Statement, the Board of Directors consists of ten persons.

CURRENT NOMINEES

     The Board of Directors proposes to nominate the four persons named below for election as directors, such persons to serve until the 1997 Annual Meeting of Stockholders and until their successors have been elected and shall have qualified.

     The names, ages and principal occupations during the past five years of the nominees, the year each first became a director of the Company, and the number and percentage of shares of the Company's Common Stock owned beneficially by each of them as of January 31, 1994 are as follows:


                                                                                NUMBER AND PERCENT
                                                                                OF SHARES OF COMMON
                  NAME, AGE AND                                                STOCK OF THE COMPANY
              PRINCIPAL OCCUPATION                     DIRECTOR                BENEFICIALLY OWNED AS
                   OF NOMINEES                           SINCE                  OF JANUARY 31, 1994
- -------------------------------------------------  -----------------           ---------------------
Bill L. Harbert (70)                               February 18, 1981                  604,125(1)
  Chairman and Chief Executive Officer,                                                  0.75%
  Bill Harbert International Construction, Inc.
  (construction business)
Allen J. Keesler, Jr. (55)                          January 15, 1992                    4,139(2)
  President and Chief Executive Officer,                                                 0.01%
  Florida Power Corporation
  (electric utility business)
T. W. Mitchell (65)                                 January 17, 1973                  548,494(3)
  Chairman and Chief Executive Officer,                                                  0.68%
  Stuart Construction Co., Inc.
  (construction business)
William K. Upchurch, Jr. (61)                         April 23, 1987                   46,304(4)
  Chairman and Chief Executive Officer,                                                  0.06%
  W. K. Upchurch Construction Company, Inc.
  (construction business)


- ---------------

(1) Includes 120,000 shares held in a corporation of which Mr. Harbert is a principal stockholder and 11,700 shares held in a trust which is revocable by Mr. Harbert.
(2) Includes 1,129 shares held by Mr. Keesler's wife.
(3) Includes 249,135 shares held by corporations of which Mr. Mitchell is a principal stockholder and 183,859 shares held in trust for Mr. Mitchell's wife.
(4) Includes 9,360 shares held in a trust of which Mr. Upchurch is trustee, 1,787 shares held by trusts of which Mr. Upchurch's wife is custodian, and 2,189 shares held by Mr. Upchurch's wife.

     Each of the nominees was elected as a director at the Annual Meeting of Stockholders held on April 17, 1991, except that Mr. Keesler was elected on January 15, 1992 by the Board of Directors of the Company.

     Unless directed to the contrary, the persons acting under the proxy solicited hereby will vote for the nominees named above. Should any such nominee become unable to accept election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his stead of such other person as the Board of Directors may recommend. Proxies may not be voted for more than four persons.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS NAMED ABOVE.

CONTINUING DIRECTORS


     The following tabulation sets forth with respect to those persons who were elected as directors of the Company at previous Annual Meetings of Stockholders (and will continue to serve as directors following the Annual Meeting) the names, ages and principal occupations of each person during the past five years, the year that each person's current term as a director expires, the year that each person first became a director of the Company, and the number and percentage of shares of Company's Common Stock owned beneficially by each person as of January 31, 1994:



                                                                             NUMBER AND PERCENT
                                                                             OF SHARES OF COMMON
                                                                            STOCK OF THE COMPANY
                                     CURRENT                                BENEFICIALLY OWNED AS
           NAME, AGE AND              TERM              DIRECTOR               OF JANUARY 31,
       PRINCIPAL OCCUPATION          EXPIRES              SINCE                     1994
- -----------------------------------  -------       -------------------      ---------------------
John M. Bradford (55)                  1995        April 23, 1987                    23,943(1)
  Chairman and President,                                                              0.03%
  Mrs. Stratton's Salads, Inc.
  (manufacturer of prepared salads)
William C. Hulsey (55)                 1995        April 16, 1986                   936,865(2)
  Chairman and Chief Executive                                                         1.17%
  Officer, Arlington Properties,
  Inc. (real estate development)
Wallace D. Malone, Jr. (57)            1995        August 2, 1972                 1,450,401(3)
  Chairman and Chief Executive                                                         1.80%
  Officer of the Company
Roy W. Gilbert, Jr. (57)               1996        December 22, 1977                365,042(4)
  President of the Company                                                             0.38%
Herbert Stockham (65)                  1996        October 17, 1973                 102,784(5)
  Chairman, Stockham Valves &                                                          0.13%
  Fittings, Inc. (manufacturing
  business)
Charles G. Taylor (65)                 1996        January 15, 1992                 211,487(6)
  President and Chief Executive                                                        0.26%
  Officer, The Taylor Group, Inc.
  (contract service business)


- ---------------

(1) Includes 11,540 shares held by Mr. Bradford's wife.
(2) Includes 12,000 shares held by Mr. Hulsey's wife (6,596 of which are held in a custodial capacity) and 863,884 shares held by various trusts of which Mr. Hulsey is a co-trustee.

(3) Includes 29,250 shares held by Mr. Malone's wife, 78,468 shares held by minor children, 107,630 shares subject to employee stock options exercisable within 60 days after January 31, 1994 and 263,629 shares held in Mr. Malone's account by the trustee of the Company's Profit Sharing Plan as to which the trustee possesses sole voting power but as to which Mr. Malone, by virtue of allocating elections to various funds, possesses dispositive power.


(4) Includes 2,539 shares held by Mr. Gilbert's child, 26,824 shares held jointly with Mr. Gilbert's wife, 21,708 shares held by Mr. Gilbert's wife, 151,159 shares subject to employee stock options exercisable within 60 days after January 31, 1994 and 48,244 shares held in Mr. Gilbert's account by the trustee of the Company's Profit Sharing Plan as to which the trustee possesses sole voting power but as to Mr. Gilbert, by virtue of allocating elections to various funds, possesses dispositive power.

(5) Includes 6,036 shares held by Mr. Stockham's wife and 2,551 shares held in a trust with respect to which Mr. Stockham possesses voting power.
(6) Includes 816 shares owned by Mr. Taylor's wife.

     Of the directors named above, Messrs. Bradford, Hulsey and Malone were elected at the 1992 Annual Meeting of Stockholders, and Messrs. Gilbert, Stockham and Taylor were elected at the 1993 Annual Meeting of Stockholders, to serve for the terms indicated.

     Mr. Stockham is a director of The Southern Company, which has securities registered under the Securities Exchange Act of 1934.

     The Company has an Audit Committee of the Board of Directors, consisting of Messrs. Stockham and Keesler, Jr., which recommends to the Board of Directors the independent accountants to be selected as the Company's auditors and reviews the audit plan, financial statements and audit results. The Audit Committee also reviews the internal audit reports of the Company and its affiliates and reviews comments from the affiliates as to exceptions noted in the reports. The Audit Committee held four meetings during 1993. Mr. Stockham is Chairman of the Audit Committee.


     The Company has a Human Resources Committee of the Board of Directors, consisting of Messrs. Harbert, Hulsey and Taylor, which sets compensation for the executive officers of the Company and administers various employee benefit plans of the Company. The Human Resources Committee held five meetings during 1993. Mr. Harbert is Chairman of the Human Resources Committee.



     The Company does not have any Nominating Committee of the Board of Directors. The functions of a Nominating Committee are filled by the Board of Directors. Stockholders of the Company are required to give the Company advance notice of any proposed nominee to the Board of Directors of the Company.



     During the year ended December 31, 1993, the Board of Directors held five regular and special meetings. Directors are paid $3,500 per calendar quarter and $2,000 per meeting. All directors attended more than 75% of the meetings of the Board of Directors (including any meetings of any committees thereof of which they are members).



     As of January 31, 1994, the executive officers and directors of the Company as a group, consisting of 15 persons, owned beneficially 4,801,746 shares of Common Stock of the Company, or approximately 6.0% of the total number of shares of Common Stock outstanding. In addition to the stock ownership of Messrs. Wallace D. Malone, Jr. and Roy W. Gilbert, Jr., which is listed above, Messrs. Julian W. Banton, the Chief Executive Officer of SouthTrust Bank of Alabama, N.A., Frederick W. Murray, Jr., the Executive Vice President of the Company, and James W. Rainer, Jr., the Executive Vice President of the Company, beneficially owned as of the same date, 120,031, 153,453, and 122,100 shares of Common Stock of the Company, respectively, or approximately 0.15%, 0.19% and 0.15%, respectively, of the total number of shares of Common Stock outstanding.


             AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors of the Company has adopted a resolution recommending that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Company be amended to increase the authorized number of shares of Common Stock from 150,000,000 shares, par value of $2.50 per share, to 200,000,000 shares, par value of $2.50 per share. Under the Restated Certificate of Incorporation of the Company, the holders of the Common Stock are not entitled to preemptive rights.

     If the proposed amendment is adopted, the additional authorized shares may be issued by the Board of Directors without any further action or approval by the stockholders of the Company. The Company may issue the additional authorized shares of Common Stock in connection with stock dividends or splits, employee benefit plans, the acquisition of financial institutions and other entities or the generation of additional capital for the Company. If the Company were to issue a significant number of the newly authorized shares of Common Stock, it is possible that the ownership interest of the current stockholders of the Company could be diluted and, depending upon the circumstances of such issuance, it is possible that the earnings per share and book value per share of the currently outstanding shares of Common Stock could be diluted. As of the date of the Proxy Statement, the Company has no plans to issue any shares of Common Stock, except that the Company in the past has issued shares of Common Stock to fund employee benefit plans of the Company and has engaged in the acquisition of financial institutions and, at any particular time, including the date of the Proxy Statement, the Company is a party to one or more agreements and/or letters of intent to acquire such institutions. The Company expects these processes to continue in the future.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.

           APPROVAL OF THE SENIOR OFFICER PERFORMANCE INCENTIVE PLAN


     The Board of Directors of the Company has adopted and amended from time to time the Senior Officer Performance Incentive Plan (which heretofore has been and hereafter will be referred to as the "Incentive Plan"), a copy of which is annexed to the Proxy Statement as Exhibit I. The stockholders of the Company are being asked to approve and ratify the adoption by the Board of Directors of the Incentive Plan, including the terms and conditions of the performance goals under which compensation thereunder is to be paid to certain executives of the Company and its subsidiaries.



     The purpose of the Incentive Plan is to compensate executives of the Company and its subsidiaries for performance that contributes significantly to the success and profitability of the Company and enhances the return to the stockholders of the Company. The Incentive Plan is administered by the Human Resources Committee. Under the Incentive Plan, the Chairman of the Board of Directors, the President, the Executive Vice Presidents and the Secretary-Treasurer of the Company and the Chief Executive Officer of any subsidiary of the Company are eligible for selection by the Human Resources Committee to participate in the Incentive Plan. Pursuant to the Incentive Plan, the Human Resources Committee, after consultation with the Chairman of the Board of Directors and the President of the Company, selects the executives who will participate in the Incentive Plan for the ensuing fiscal year and then determines the award opportunities as well as the performance criteria that must be met for such executives to obtain such awards; the Human Resources Committee, acting in executive session and without participation of the Chairman of the Board of Directors and the President of the Company, determines the award opportunities and performance criteria for the Chairman of the Board of Directors and the President of the Company. Award opportunities are expressed as a percentage, or range of percentages, of each participant's annual base salary as of the first day of the ensuing fiscal year and may vary for each participant and from year to year, but in no event may the Human Resources Committee grant an award to any participant under the Incentive Plan that would result in any participant receiving under the Incentive Plan more than $1,000,000 for any fiscal year. The performance criterion that must be met for each participant is expressed as a dollar amount of net income, after taxes, of the Company or, if appropriate, one of its subsidiaries. Criterion for each participant constitutes confidential commercial or business information, the disclosure of which would affect the Company adversely. For fiscal 1994, the Human Resources Committee has determined that cash bonuses to be awarded participants under the Incentive Plan will range from 15% to 60% of a participant's annual base salary. Given the range of base salaries of participants in the Incentive Plan for 1994, the maximum award that may be earned for 1994 by any participant under the Incentive Plan is $378,000. The Incentive Plan provides that following the close of each fiscal year of the Company, the Human Resources Committee shall determine the relative performance of each participant by comparing the actual results of operations of the Company or, if appropriate, one of the Company's subsidiaries, for the year to the performance criterion that were assigned to each participant by the Human Resources Committee. For 1994, the Human Resources Committee has determined that an award shall be deemed to be earned by a participant only if 95% of a participant's performance criterion is achieved, the maximum award shall be deemed to be earned if 105% of a participant's performance criterion is achieved and incremental portions of the award shall be deemed to be earned if more than 95% but less than 105% of a participant's performance criterion is achieved.



     As indicated above, the Incentive Plan was in effect during the last fiscal year. The following tabulation reflects certain information respecting the amounts of the awards that were received by the following persons under the Incentive Plan during the last fiscal year:



                NAME AND POSITION          DOLLAR VALUE OF AWARD       NUMBER OF UNITS
        ---------------------------------  ---------------------       ---------------
        Wallace D. Malone, Jr.,                 $   363,000(1)               N/A
          Chief Executive Officer of the
          Company
        Roy W. Gilbert, Jr.,                        241,450(1)               N/A
          President of the Company
        Julian W. Banton                            160,600(1)               N/A
          President and Chief Executive
          Officer,
          SouthTrust Bank of Alabama,
          N.A.
        Frederick W. Murray, Jr.,                    82,350(1)               N/A
          Executive Vice President of the
          Company
        James W. Rainer, Jr.                         76,950(1)               N/A
          Executive Vice President of the
          Company
        Executive Officer Group                   1,040,850(1)               N/A
        Non-Executive Director Group                       (2)               N/A
        Non-Executive Officer Group                        (2)               N/A
        Employee Group                                     (2)               N/A


- ---------------


(1) Represents payments made pursuant to the Incentive Plan to the persons described above with respect to fiscal 1993. For fiscal 1994, the Human Resources Committee has established award opportunities under the Incentive Plan ranging from 15% to 60% of a participant's annual base salary for 1994. For fiscal 1994, the maximum award opportunities established for the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company or its principal subsidiary are the same as the maximum award opportunities established for such persons for fiscal 1993. Since the base salaries of these persons were increased slightly for fiscal 1994, it is possible that payments made under the Incentive Plan, assuming that the maximum award opportunities are earned, to such persons for fiscal 1994 may increase.


(2) Non-executive officer directors of the Company and employees of the Company and its subsidiaries who are not executive officers of the Company or the chief executive officer of certain subsidiaries of the Company are not eligible to receive awards pursuant to the Incentive Plan.



     As indicated elsewhere in the Proxy Statement, the Human Resources Committee is empowered to vary the award opportunities of any participant in the Incentive Plan from year to year.



     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), Congress has limited to $1 million per year the tax deduction available to public companies for certain compensation paid to designated executive officers. The proposed regulations provide an exception from this limitation for certain performance-based compensation, assuming that various requirements are met. The Incentive Plan is designed to satisfy this exception for awards issued thereunder. By approving and ratifying the Incentive Plan, the stockholders of the Company shall be deemed to have approved the material terms and conditions of the performance goals under which compensation is to be paid pursuant to the Incentive Plan. Accordingly, if the Incentive Plan is approved and ratified by the stockholders of the Company, the Company anticipates being entitled to deduct an amount equal to the taxable income reportable by each participant in the Incentive Plan as a result of any award made under such Incentive Plan. If the Incentive Plan is not approved and ratified by the stockholders of the Company, no compensation will be payable by the Company under the Incentive Plan with respect to fiscal 1994.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AND RATIFY THE SENIOR OFFICER PERFORMANCE INCENTIVE PLAN.


                             EXECUTIVE COMPENSATION

     The Securities and Exchange Commission (the "Commission") has revised certain of its regulations relating to the cash and equity-based executive compensation, which revisions are designed to make such material easier to understand and more useful to stockholders as well as to require certain additional information, including stock performance graphs. The following tables, graphs and other information provide details concerning such executive compensation.

FIVE YEAR TOTAL STOCKHOLDER RETURN


     The following indexed graph compares the Company's annual percentage change in cumulative total stockholder return for the past five years with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Regional Bank Index. This presentation assumes that $100 was invested in shares of the relevant issuers on December 31, 1988, and that dividends received were immediately reinvested in additional shares. The graph plots the value of the initial $100 investment at one-year intervals. For purposes of constructing this data, the returns of each component issuer have been weighted according to that issuer's market capitalization.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             SOUTHTRUST CORPORATION

                    (PERFORMANCE THROUGH DECEMBER 31, 1993)

      MEASUREMENT PERIOD          SOUTHTRUST                       S&P REG.
    (FISCAL YEAR COVERED)            CORP.          S&P 500          BANKS
1988                                    100.00          100.00          100.00
1989                                    120.00          132.00          122.00
1990                                     89.00          127.00           87.00
1991                                    219.00          166.00          156.00
1992                                    228.00          179.00          199.00
1993                                    265.00          197.00          210.00

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

     The Human Resources Committee of the Board of Directors of the Company annually establishes the compensation of the executive officers of the Company and its subsidiaries. In doing so, the Human Resources Committee's primary objective is to ensure that the compensation programs for executives are designed and administered to motivate executives to produce superior performance for the Company and provide superior returns to stockholders of the Company.

     An executive's base salary is established after a careful review of competitive practices to ensure that the total compensation opportunity compares favorably to similarly situated executives. A significant portion of an executive's total compensation is variable and is based on short-term and long-term performance of the Company. Short-term performance of the Company is rewarded, in the case of the senior executive officers of the Company and certain of its subsidiaries, by annual cash bonuses under the Incentive Plan and, in the case of certain other executives of the Company and its subsidiaries, by annual cash bonuses under a similar incentive plan, the amount of which and the criterion for payment of which are established in advance by the Human Resources Committee. The Stock Option Plan of the Company is the principal mechanism for rewarding executives for the long-term performance of the Company.

     The following is a description of the compensation programs of the Company and how each relates to the objectives outlined above.


     Base Salary: The base salaries of the five highest paid executives of the Company are listed in the Summary Compensation Table. The base salary of each executive is reviewed annually by the Human Resources Committee. Each executive's base pay is determined by considering the performance of the individual as well as the executive's experience and total responsibility in comparison to other executives within the Company and to executives with peer institutions of comparable size. In doing so, the Human Resources Committee seeks to ensure that the base pay of each executive is competitive with comparable executives of peer institutions and to reward the executive for the executive's performance and total contribution to the success of the Company. In determining each executive's base salary, the Human Resources Committee assigns greater weight to an executive's experience, total responsibility and performance than to the base salaries of comparable executives of peer institutions.


     As part of this process, the Human Resources Committee reviews a number of salary surveys produced by compensation consulting firms. In addition, in considering compensation for 1993, the Human Resources Committee commissioned a national consulting firm to conduct a complete analysis of executive compensation. In terms of base salaries, the study indicated that the base salaries of the executives of the Company listed in the Summary Compensation Table, when compared to peer institutions, approximated the average base salary for executives of such institutions.


     The Human Resources Committee considers the Company's peer institutions to be southeastern banks and bank holding companies with total assets ranging from $6 to $20 billion, some of which are included in the Standard and Poor's Regional Bank Index used in the above performance graph. These peer institutions were selected because they are comparable in size to the Company and are located within the Company's operating region. In establishing the 1993 base salaries for the executives listed in the Summary Compensation Table, the Human Resources Committee considered the base salary of each such executive, the performance and experience of each such executive and the base salaries reported by the peer institutions for comparable executives. Comparing the Company only to institutions of its approximate size and without any regard for any other variable, the study by the consultant indicated that the base salaries of the Company's executives were at approximately the 65th percentile of the array of base salaries reported by such institutions.



     Incentive Plans: The incentive plans of the Company are designed to reward executives annually for achieving the after-tax net income and other goals of the Company for the preceding fiscal year. Upon completion of the business plan for the forthcoming fiscal year, the Chief Executive Officer of the Company presents to the Human Resources Committee for its approval the net income goal of the Company on a consolidated basis and the net income goals of the various subsidiaries of the Company.

     With respect to the senior executive officers of the Company and the chief executive officers of certain of its operating subsidiaries, the potential incentive award for each executive is dependent upon each executive's level of responsibility and the judgement of the Human Resources Committee of the executive's potential contribution to the achievement of the particular net income goals. For 1993, the range of awards for all of the senior executives of the Company and the chief executive officers of certain of its operating subsidiaries was between 15% and 60% of the executive's annual base salary, with each individual executive being assigned minimum, maximum and target awards. An executive whose award is based upon a net income goal earns an award only if 95% of the goal is achieved, earns incremental percentages of the award if more than 95% but less than 105% of the goal is achieved and earns the maximum award if 105% of the goal is achieved. With respect to certain other executive officers of the Company and its operating subsidiaries, the awards established by the Human Resources Committee may take into account, in addition to net income goals, certain other operating goals of the Company or its subsidiaries.


     In the consultant's study referred to above, the short-term incentive opportunities of the Company's executives were significantly below the short-term opportunities of similarly situated executives in peer institutions. In light of this study, the Human Resources Committee adjusted the award levels for 1993 from 15% to 60% of an executive's base salary (as opposed to the award levels of 15% to 45% of base salary that existed during 1992).


     The amounts awarded the Company's five highest paid executives under the Senior Officer Performance Incentive Plan for 1993 are set forth in the Annual Compensation Bonus column of the Summary Compensation Table.


     As indicated elsewhere in the Proxy Statement, the Incentive Plan is being submitted to the stockholders of the Company for approval and ratification. One effect of such approval will be to preserve the deductibility for federal income tax purposes and under OBRA for amounts paid to executives under the Incentive Plan. The Committee has recommended to the Board of Directors, and intends to continue to recommend to the Board of Directors in the future, that it take appropriate steps to qualify compensation payable to its executives for deductibility under the federal income tax laws.



     Stock Options: Stock options are the Company's principal long-term incentive plan. The Human Resources Committee believes that stock options encourage and reward management decisions that result in the long-term success of the Company.


     The value of stock options is dependent upon an appreciation in the value of the underlying shares of Common Stock. The Human Resources Committee believes stock options motivate and reward executives by including them within the ownership base of the Company. In addition, to encourage a long-term perspective, options have a ten-year exercise period, and options cannot be exercised before a one-year period has elapsed from grant date.

     The number of options awarded to each executive is tied to the executive's level of responsibility which means that senior executives typically receive awards to purchase more shares of stock than other executive officers. In making awards each year, the Human Resources Committee takes into consideration, in addition to the seniority and level of responsibility of the executive, the previous grants to such executive.


     The consultant's study referred to above indicated that the stock option awards of the Company's executives are conservative when compared to the award opportunities that have been reported by the Company's peer institutions.



     The Company also maintains the 1990 Discounted Stock Plan, which is available to all employees including executives who have at least five years of service with the Company. For a discussion of the 1990 Discounted Stock Plan, see the information set forth under the heading "Stock Options and Other Stock Purchase Rights" in the Proxy Statement. Awards under the 1990 Discounted Stock Plan have not been used extensively by the Human Resources Committee as a vehicle for executive compensation.

     Chief Executive Officer Compensation: The Human Resources Committee meets in executive sessions to review the Chief Executive Officer's salary and periodically engages independent consultants to advise the Human Resources Committee on its competitors' practices.



     The 1993 base salary for the Chief Executive Officer was established after a review of an analysis provided by the independent consultant described above of the base salaries of comparable executives of the peer institutions described above. This analysis contained information on all components of the Chief Executive's compensation. After reviewing the data and considering the Company's sustained performance and substantial asset growth and the Chief Executive Officer's experience and level of responsibility, the Human Resources Committee established the Chief Executive Officer's base salary for 1993. The Human Resources Committee believes that the Chief Executive Officer's base salary for 1993 is at an appropriate level when compared, among other things, to the base salary of comparable executives at peer institutions.



     As a result of the analysis for 1993, the target and maximum award opportunities for the Company's Chief Executive Officers under the Incentive Plan were increased. Specifically, the Chief Executive Officer's target award for achieving the net income goal of the Company for 1993 was 55% (as compared to 40% for 1992) and the maximum award was 60% (as compared to 45% for 1992). In 1993, the Company's net income exceeded the goal established by the Human Resources Committee for the Chief Executive Officer, resulting in a bonus of 60% of base salary being paid to the Chief Executive Officer.


     During 1993, the Chief Executive Officer also was granted options to purchase 66,000 shares of Common Stock.

     The members of the Human Resources Committee are as follows:

        Bill L. Harbert, Chairman
        William C. Hulsey
        Charles G. Taylor


     Compensation Committee Interlocks and Insider Participation in Compensation Decisions. None of the members of the Human Resources Committee has served as officers of the Company. In addition, none of the Human Resources Committee members has any other relationship to the Company, except that Bill Harbert International Construction, Inc., a corporation of which Mr. Bill L. Harbert is the principal stockholder and the Chief Executive Officer ("Harbert International"), is in process of negotiating (but as of the date hereof has not executed) an agreement with SouthTrust Bank of Alabama, N.A., a subsidiary of the Company ("SouthTrust Bank"), pursuant to which Harbert International will construct a service center for SouthTrust Bank. It is contemplated that the facilities comprising the service center will cover approximately 218,000 square feet and will be completed within 18 months of the date that construction is commenced.

SUMMARY COMPENSATION TABLE


     The following Summary Compensation Table sets forth the information concerning compensation for services in all capacities, including cash and non-cash compensation, awarded to, earned by or paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company or its principal subsidiary in each of the last three fiscal years, unless otherwise noted:



                                                                                LONG TERM COMPENSATION
                                                                           ---------------------------------
                                                                                   AWARDS
                                                                           -----------------------   PAYOUTS
                                ANNUAL COMPENSATION(1)                     RESTRICTED                -------
                              ---------------------------   OTHER ANNUAL     STOCK       OPTIONS      LTIP      ALL OTHER
     NAME AND PRINCIPAL                           BONUS     COMPENSATION    AWARD(S)    (NUMBER OF   PAYOUTS   COMPENSATION
        POSITION(1)           YEAR   SALARY($)    ($)(2)       ($)(3)         ($)        SHARES)       ($)         ($)
- ----------------------------  ----   ---------   --------   ------------   ----------   ----------   -------   ------------
Wallace D.Malone, Jr.,        1993   $605,016    $363,000     $ 20,121         N/A        32,266(4)    N/A       $ 59,770(5)
  Chief Executive Officer     1992    565,008     254,250       18,305         N/A        34,827(4)    N/A         58,661
  of the Company              1991    515,016     231,750         *            N/A        76,609(4)    N/A           *
Roy W. Gilbert, Jr.,          1993   $439,032    $241,450     $ 14,841         N/A        23,411(4)    N/A       $ 43,403(5)
  President of the Company    1992    414,024     165,600       13,501         N/A        25,518(4)    N/A         43,023
                              1991    377,520     151,000         *            N/A        56,154(4)    N/A           *
Julian W. Banton,             1993   $292,000    $160,600     $  5,152         N/A        11,679(4)    N/A       $ 28,836(6)
  President and Chief         1992    267,000      93,450        4,821         N/A        12,342(4)    N/A         27,705
  Executive Officer of        1991    247,008      86,450         *            N/A        27,555(4)    N/A           *
  SouthTrust Bank of
  Alabama, N.A.
Frederick W. Murray, Jr.,     1993   $183,000    $ 82,350     $  5,954         N/A         7,319(4)    N/A       $ 18,158(6)
  Executive Vice President    1992    172,800      60,480        3,839         N/A         7,987(4)    N/A         18,032
  of the Company              1991    163,800      57,330         *            N/A        18,274(4)    N/A           *
James W. Rainer, Jr.          1993   $171,000    $ 76,950     $  4,099         N/A         6,839(4)    N/A       $ 16,971(6)
  Executive Vice President    1992    161,000      56,350        5,571         N/A         7,443(4)    N/A         16,805
  of the Company              1991    143,000      50,050         *            N/A        15,952(4)    N/A           *


- ---------------

  * Information under these columns is not required for the year 1991.
(1) Although each person received perquisites or other personal benefits in the years shown, the value of these benefits did not exceed in the aggregate the lesser of $50,000 or 10% of such person's salary and bonus in any year.
(2) Represents amounts paid to each executive officer under the Senior Officer Performance Incentive Plan.
(3) Represents life insurance premiums and additional taxes owed on the additional compensation paid by the Company on behalf of each executive officer.
(4) Adjusted for 3 for 2 stock split that occurred on May 19, 1993.
(5) Includes $30,000 for Mr. Malone and $20,000 for Mr. Gilbert, which amounts were withheld by the Company from deferred compensation due Messrs. Malone and Gilbert in 1993 in order to defray the costs of the Company agreeing to pay Messrs. Malone and Gilbert an annual sum certain, commencing at the age of 60 and continuing for the greater of their lifetime or 15 years, and includes payments by the Company to defined contribution plans maintained by the Company (including qualified and nonqualified compensation plans).
(6) Represents payments by the Company to defined contribution plans maintained by the Company (including qualified and nonqualified compensation plans) on behalf of the executive officers.

STOCK OPTIONS AND OTHER STOCK PURCHASE RIGHTS

     The Company has adopted the 1984 Stock Option Plan and the 1993 Stock Option Plan (the "Stock Option Plans") pursuant to which the Company grants to key employees of the Company either incentive stock options ("ISO's") or nonqualified stock options ("NQSO's") and the 1990 Discounted Stock Plan (the "Discounted Plan") pursuant to which awards to purchase shares of Common Stock of the Company at a discount are made to eligible employees, including executive officers of the Company.


     The grant of stock options pursuant to the Stock Option Plans is, and will be, made subject to the following limitations: (i) the option price will be not less than 100% of the fair market value of the Common Stock on the date of the grant; (ii) no option may be exercised after ten years from the date of the grant; and (iii) such other conditions as the Human Resources Committee, which administers the Stock Option Plans, may determine. A total of 4,603,656 shares of Common Stock of the Company is available for issuance under the Stock Option Plans.


     The Discounted Plan was established in order to give all employees an opportunity to acquire equity interest in the Company at a discount (17.5%) to market, and awards are made to all employees (including executive officers) who have completed five years full-time service to the Company. A total of 1,125,000 shares of Common Stock of the Company is reserved for issuance under the Discounted Plan. All full time and permanent part time employees of the Company or any subsidiary of the Company who have completed five years of service are eligible to participate in the Discounted Plan. Pursuant to the Discounted Plan, the Human Resources Committee is authorized to grant annual awards of Common Stock with respect to each eligible employee the aggregate purchase price of which cannot exceed 10% of the annual salary of such employee. Because of these limitations, these awards are usually for a relatively small number of shares of Common Stock and are not intended to be a significant part of an employee's compensation. An employee may elect to accept all or any portion of the shares of Common Stock constituting the award, but if any shares at all are to be accepted by the employee, a minimum of ten shares of Common Stock must be so accepted. The stock purchase price for such shares is a price equal to the last sales price of the Common Stock of the Company, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System - National Market System, on the date on which an employee elects to accept the award in question, less a discount of 17.5%. All eligible employees who accept awards under the Discounted Plan are required to hold shares of Common Stock for a period of three years, unless such transfer is effected in connection with a death, disability, retirement or other termination of employment of the employee. If the employee's employment is terminated prior to the end of such three-year period, the Company has the option to purchase the shares of Common Stock in question in exchange for a purchase price equal to the original purchase price paid by the employee.


     The following table sets forth information concerning grants of stock options during fiscal year 1993 to each executive officer listed below:

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                           POTENTIAL
                                                                                       REALIZABLE VALUE
                                                                                        ASSUMING RATES
                                                 % OF TOTAL                                OF STOCK
                                     OPTIONS      OPTIONS     EXERCISE                PRICE APPRECIATION
                                     GRANTED      GRANTED     OR BASE                         OF
                                    (NUMBER OF   EMPLOYEES     PRICE     EXPIRATION   -------------------
               NAME                  SHARES)*     IN 1993      ($/SH)       DATE        5%**      10%**
- ----------------------------------  ----------   ----------   --------   ----------   --------   --------
Wallace D. Malone, Jr.............    32,266        14.99%     $18.75     1/20/2003   $380,473   $964,194
Roy W. Gilbert, Jr................    23,411        10.88%      18.75     1/20/2003    276,057    699,583
Julian W. Banton..................    11,679         5.43%      18.75     1/20/2003    137,716    349,000
Frederick W. Murray, Jr...........     7,319         3.40%      18.75     1/20/2003     86,304    218,711
James W. Rainer, Jr...............     6,839         3.18%      18.75     1/20/2003     80,644    204,368

- ---------------

 * Does not include awards during 1993 under the Discounted Plan to Messrs. Malone, Gilbert, Banton, Murray and Rainer to purchase 3,962, 2,875, 1,912, 1,198 and 1,119 shares of Common Stock, respectively, at a 17.5% discount to the then market price of such shares; during 1993, none of such persons purchased any shares of Common Stock under the Discounted Plan.
** These numbers are calculated by comparing the exercise price of such options and the market value of the shares of Common Stock subject to such options, assuming that the market price of such shares increase by 5% and 10%, respectively, during each year that the options are exercisable.

     The following table sets forth the number of stock options exercised and the dollar value realized thereon by each of the executives listed below during 1993, along with the number and dollar value of any options remaining unexercised at year end:

                      AGGREGATED OPTION EXERCISES IN 1993
                      AND DECEMBER 31, 1993 OPTION VALUES


                                                                                                 VALUE OF
                                                                             NUMBER OF          UNEXERCISED
                                                                         SHARES UNDERLYING     IN-THE-MONEY
                                                                            OPTIONS AT          OPTIONS AT
                                        NUMBER OF                        DECEMBER 31, 1993   DECEMBER 31, 1993
                                     SHARES ACQUIRED                       EXERCISABLE/        EXERCISABLE/
               NAME                    ON EXERCISE      VALUE REALIZED   UNEXERCISABLE(1)    UNEXERCISABLE(1)
- -----------------------------------  ----------------   --------------   -----------------   -----------------
Wallace D. Malone, Jr..............            0                  0          107,630/0          $ 587,540/0
Roy W. Gilbert, Jr.................       20,000           $238,056          151,159/0          1,245,781/0
Julian W. Banton...................        2,248             28,443           82,958/0            783,242/0
Frederick W. Murray, Jr............        2,013             25,218           67,472/0            662,258/0
James W. Rainer, Jr................            0                  0           63,478/0            626,204/0

- ---------------

(1) Includes options exercisable within 60 days of December 31, 1993. As of such date, all options held by the persons named in the above table were exercisable.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company is a party to employment agreements with Messrs. Wallace D. Malone, Jr., and Roy W. Gilbert, Jr. These employment agreements provide for the employment of the executive in question in a capacity at least equal to the capacity in which the executive was serving as of October 1984 for a term commencing as of October 19, 1984 and ending on December 31, 1993, unless the executive (if eligible) elects early retirement. The employment agreements also provide that on December 31 of each year subsequent to 1987 the term of employment thereunder is automatically renewed for an additional period of one year, thus resulting in the term of employment under the employment agreements, except when the executive attains 65 years of age, always being at least five years, and provide further that if the executive is terminated for any reason other than his death or disability or for cause, which is defined in the employment agreements as certain acts of dishonesty and certain acts competitive with the Company, the executive is entitled to receive annual payments at the rate in effect immediately prior to such termination of employment for a period of five years.

RETIREMENT PLAN

     The Company maintains a Retirement Income Plan (the "Retirement Plan") which is a noncontributory, defined benefit plan and covers all employees who have been in the employ of the Company or one of its subsidiaries for more than one year.

     The Retirement Plan provides generally for an annual benefit commencing at age 65 equal to 1.55% of the employee's average base compensation during the highest five consecutive years of the fifteen years preceding retirement, less 1.25% of primary Social Security benefits in effect at the time of retirement, for each year of credited service. The Company also maintains a Supplementary Retirement Plan for certain executives, and since 1987, all of the contributions of the Company with respect to Messrs. Malone and Gilbert were made under the Supplementary Retirement Plan.

     The following table shows the annual pension benefits under the Retirement Plan and the Supplementary Retirement Plan for retirement at age 65 based upon various salaries and years of service. The effects of integration with Social Security benefits have been excluded from the table, because the amount of reduction in benefits due to integration varies depending on the employee's age at the time of retirement and changes in the Social Security laws.

                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE
                              --------------------------------------------------------------------
      REMUNERATION            15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
- ------------------------      --------       --------       --------       --------       --------
$125,000................       29,063         38,750         48,438         58,125         67,813
 150,000................       34,875         46,500         58,125         69,750         81,375
 175,000................       40,688         54,250         68,813         81,375         94,938
 200,000................       46,500         62,000         77,500         93,000        108,500 *
 225,000................       52,313         69,750         87,188        104,625 *      122,063 *
 250,000................       58,125         77,500         96,875        116,250 *      135,625 *
 300,000................       69,750         93,000        116,250 *      139,500 *      162,750 *
 400,000................       93,000        124,000 *      155,000 *      186,000 *      217,000 *
 450,000................      104,625 *      139,500 *      174,375 *      209,250 *      244,125 *
 500,000................      116,250 *      155,000 *      193,750 *      232,500 *      271,250

- ---------------

* Under the Employee Retirement Income Security Act of 1974, the maximum pension benefit under the Retirement Plan is subject to certain limitations, which, while varying in some cases, generally is $102,582. As indicated above, the Company maintains a Supplementary Retirement Plan which supplements the benefits payable to certain executive officers.

     Current base salary figures of the Chief Executive Officer and the other executive officers of the Company are set forth in the Summary Compensation Table. As of December 31, 1993, credited years of service for each such executive officer are as follows: Mr. Malone -- 35 years; Mr. Gilbert -- 35 years; Mr. Banton -- 11 years; Mr. Murray -- 29 years; and Mr. Rainer -- 29 years.


                        COMPLIANCE WITH SECTION 16(A) OF

                    THE SECURITIES AND EXCHANGE ACT OF 1934

     The Company's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Commission. Copies of these reports must also be furnished to the Company.

     Based solely on a review of copies of such reports furnished to the Company through the date hereof, or written representations of such officers, directors or stockholders that no reports were required, the Company believes that during 1993 all filing requirements applicable to its officers, directors and stockholders were complied with in a timely manner.

                          TRANSACTIONS WITH MANAGEMENT


     Directors and executive officers of the Company and their associates were customers of and/or had transactions with the banks and other entities which are subsidiaries of the Company in the ordinary course of business during the year ended December 31, 1993, and may continue to do so in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectability or present other unfavorable features. For information regarding a proposed agreement between a subsidiary of the Company, and a corporation of which, Mr. Bill L. Harbert, a director of the Company, is the principal stockholder and the Chief Executive Officer, see "EXECUTIVE COMPENSATION -- Report of the Human Resources Committee of the Board of Directors."


                                    AUDITORS

     Arthur Andersen & Co., independent accountants, have been engaged as the Company's auditors since 1989 and will continue to serve as the Company's auditors during 1994. Representatives of Arthur Andersen &

Co. will be in attendance at the Annual Meeting and will be available to respond to questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for consideration at the next Annual Meeting of Stockholders must be received by the Company no later than December 21, 1994, to be included in the 1995 proxy materials.

                              GENERAL INFORMATION

     As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented for consideration or action at the Annual Meeting, other than that stated in the notice of the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          SOUTHTRUST CORPORATION

                                                    AUBREY D. BARNARD
                                                        Secretary

Birmingham, Alabama

March 9, 1994

                                                                       EXHIBIT I

                      AMENDED AND RESTATED SENIOR OFFICER
                           PERFORMANCE INCENTIVE PLAN
                                       OF
                             SOUTHTRUST CORPORATION

     This Senior Officer Performance Incentive Plan, as amended and restated as
of the   day of           , 19  , of SOUTHTRUST CORPORATION, a Delaware
corporation with its principal place of business in Birmingham, Alabama.

                                  WITNESSETH:


     WHEREAS, the Board of Directors of SouthTrust Corporation has established and maintained for several years the Senior Officer Performance Incentive Plan of SouthTrust Corporation; and


     WHEREAS, the Senior Officer Performance Incentive Plan is intended to compensate and reward executive officers of SouthTrust Corporation and certain of its subsidiaries for excellent job performance which contributes to the success, profitability, and return to the stockholders of SouthTrust Corporation; and

     WHEREAS, the Board of Directors of SouthTrust Corporation previously has made amendments to the Senior Officer Performance Incentive Plan and hereby desires to amend and restate the Senior Officer Performance Incentive Plan.

     NOW, THEREFORE, the Board of Directors of SouthTrust Corporation hereby amends and restates the Senior Officer Performance Incentive Plan as follows:

1. DEFINITIONS.

     1.1 "Board"  means the Board of Directors of SouthTrust.

     1.2 "Code"  means the Internal Revenue Code of 1986, as amended

     1.3 "Compensation"  means the base salary paid to Senior Officers.

     1.4 "Committee"  means the Human Resources Committee of the Board.

     1.5 "Fiscal Year"  means the calendar year.

     1.6 "Participant" means a Senior Officer who has been designated for participation in the Plan by the Committee in accordance with Section 3 of the Plan and who has commenced participation in the Plan.

     1.7 "Participating Employer" means any corporation or other entity (other than SouthTrust), which is a member of an "affiliated group," as such term is defined in Section 1504 of the Code, in which SouthTrust also is a member.

     1.8 "Performance Agreement"  means the written notice described in Section
3.2 of the Plan, executed by an executive officer of SouthTrust and transmitted on behalf of the Committee by SouthTrust to each Participant, setting forth the terms and conditions of each Participant's participation in the Plan.

     1.9 "Plan" means the Amended and Restated Senior Officer Performance Incentive Plan of SouthTrust Corporation established by this document, as amended from time to time, and any related Performance Agreements.

     1.10 "Senior Officer"  means, unless otherwise indicated by the context,
(i) those persons who are full-time employees of SouthTrust and who are serving as the Chairman, President, Executive Vice Presidents or Secretary-Treasurer of SouthTrust and (ii) that person who is a full-time employee of each Participating Employer and who is serving as the Chief Executive Officer of each such Participating Employer.

     1.11 "SouthTrust" means SouthTrust Corporation, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in Birmingham, Alabama, and any assign or successor thereto, whether by merger, consolidation, sale of assets, liquidation or otherwise.

2. PURPOSE.


     The Plan is intended to motivate Participants to render superior service to SouthTrust and its subsidiaries and for achieving certain performance goals and criteria established by the Committee.


3. PARTICIPATION.

     3.1 Selection to Participate. Upon recommendation from the Chairman and the President of SouthTrust, the Committee, prior to the close of each Fiscal Year, may designate in writing one or more Senior Officers as persons eligible to participate in the Plan during the next succeeding Fiscal Year, except that in the case of the Fiscal Year ending December 31, 1994, the Committee may make such designation prior to April 1, 1994.


     3.2 Designation of Award and Performance Criteria. Prior to the close of each Fiscal Year, the Committee shall approve and establish, and shall request that SouthTrust, on its behalf, communicate in writing to each Senior Officer who is to be a Participant in the Plan during the next succeeding Fiscal Year, the terms and conditions of each such Participant's participation in the Plan for the next succeeding Fiscal Year, including the award that each such Participant will be eligible to earn during such Fiscal Year (which shall be expressed as a percentage of each such Participant's annual compensation as of the first day of such Fiscal Year and shall specify a minimum, maximum and target award for each such Participant) and the performance criterion that must be achieved in order for each such Participant to earn such award (which, if the Participant is a Senior Officer of SouthTrust, shall be expressed as a dollar amount of net income, after taxes, of SouthTrust on a consolidated basis for such Fiscal Year or, if the Participant is a Senior Officer of any Participating Employer, a dollar amount of net income, after taxes, of such Participating Employer on a consolidated basis for such Fiscal Year, determined, in each case, in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods, and which shall state the circumstances under which each such Participant shall be deemed to earn the minimum, maximum, target or any other amount of any such award); provided, however, that with respect to participation in the Plan for the Fiscal Year ending December 31, 1994, the foregoing process shall be completed by the Committee prior to April 1, 1994, and, provided further, that in no event shall the Committee grant any Participant under the Plan an award that could result in such Participant earning an amount under the Plan greater than $1,000,000 with respect to any Fiscal Year. In establishing the award and performance criteria of Participants in the Plan, the Committee shall consider the Participant's level of responsibility with SouthTrust or any Participating Employer and the Participant's potential contribution to the net income goals of SouthTrust or such Participating Employer; in establishing the award and performance criterion of any Participant other than the Chairman and the President of SouthTrust, the Committee shall solicit the recommendation of the Chairman and the President of SouthTrust.


4. PAYMENT OF AWARDS.


     4.1 Calculation of Award Payments. Within sixty (60) days following the close of each Fiscal Year in which a Participant is participating in the Plan, the Committee shall compare the terms and conditions of the award of each Participant and the performance criterion assigned to each such Participant to, if the Participant is a Senior Officer of SouthTrust, the net income, after taxes, of SouthTrust on a consolidated basis for such Fiscal Year or, if the Participant is a Senior Officer of any Participating Employer, the net income, after taxes, of such Participating Employer on a consolidated basis for such Fiscal Year, determined, in each case, in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods. Following such determination, and prior to the payment of awards pursuant to
Section 4.2 below, the Committee shall certify in writing to each Participant and to the Board of Directors of SouthTrust (and, if appropriate, the Board of Directors of any Participating Employer) whether each Participant has met the terms and conditions of the award for the Fiscal Year in question.

     4.2 Payment of Award Amounts. All awards determined to have been earned pursuant to Section 4.2 of the Plan, adjusted as contemplated by Section 4.3 below, shall be payable in cash, as soon as administratively possible following the certification described in Section 4.1 above, but in no event later than seventy-five (75) days following the close of the Fiscal Year to which such award related.

     4.3 Effect of Discretionary Bonuses. As may be consistent with the business objectives of SouthTrust, the Committee, in its discretion, and, subject to approval of the Board, may elect to pay a discretionary bonus to any Participant in the Plan prior to the end of any Fiscal Year, which discretionary bonus, at the discretion of and as specified by the Committee, may or may not reduce any award that may be earned by any such Participant under the Plan for such Fiscal Year. In the event that any such bonus is paid prior to the end of any Fiscal Year, and in the event that the Committee determines that such bonus is to reduce any award that may be earned by any Participant under the Plan, such bonus, or any award payable under the Plan following the end of such Fiscal Year, shall be reduced appropriately to reflect the time value of money, any award payable under the Plan following the end of such Fiscal Year shall be reduced by the amount of such discretionary bonus, and in the event that any award payable to any Participant under the Plan for such Fiscal Year is less than the amount of such discretionary bonus, such Participant shall be obligated to repay the amount of such discretionary bonus to SouthTrust or any Participating Employer, as may be the case, plus interest accrued thereon from the date of payment of such discretionary bonus at a rate equal to the prime rate of interest that existed at SouthTrust Bank of Alabama, N.A. as of the date of payment of such discretionary bonus.

     4.4 Effect of Termination of Employment on Payment of Award. In the event the employment of a Participant terminates at any time prior to the close of the Fiscal Year for which an award has been made for any reason, including, without limitation, death, disability or normal or early retirement, participation in this Plan shall end and no amount shall be payable under the terms of this Plan.

5. ADMINISTRATION.

     5.1 Powers and Duties. The Plan shall be administered by the Committee and the Committee shall have the power and duty to:

          (a) construe and interpret the provisions of the Plan;

          (b) adopt, amend, or revoke rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of the Plan;

          (c) appoint and retain such persons as may be necessary to carry out the functions of the Administrator; and

          (d) take such other action as may reasonably be required to administer the Plan in accordance with its terms or as may be provided for or required by law.

6. MISCELLANEOUS.

     6.1 Amendment or Termination. The Plan may be amended or terminated at any time by SouthTrust with respect to any or all Participants by written instrument executed by an officer of SouthTrust thereunto duly authorized by the Board.

     6.2 Governing Law. Except as provided under federal law, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Alabama.

     6.3 Right to Employment. This Agreement shall not be construed as giving the Participant any right to continued employment with SouthTrust.

     6.4 Entire Agreement. This Plan, as completed and executed by SouthTrust, the Participation Agreements, and all amendments thereto, will constitute the entire agreement between SouthTrust and Participants regarding the Plan.

     6.5 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define, or limit the scope or intent of the provisions of this Agreement.

     IN WITNESS WHEREOF, SouthTrust, by and through its duly authorized
officers, has caused this instrument to be executed under seal on the   day of
          , 19  .

                                                  SOUTHTRUST CORPORATION

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

ATTEST:

- ------------------------------------------             (SOUTHTRUST)
Aubrey D. Barnard
Secretary

                        SOUTHTRUST CORPORATION (LOGO)

                                P.O. BOX 2554
                          BIRMINGHAM, ALABAMA 35290

                             SOUTHTRUST CORPORATION
                              BIRMINGHAM, ALABAMA

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 20, 1994

  (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY)

   The undersigned hereby appoints J. Reese Murray and William O. Vann, and each of them, with full power of substitution, proxies to vote the shares of Common Stock of SouthTrust Corporation (the "Company") which the undersigned could vote if personally present at the Annual Meeting of Stockholders of the Company to be held in the auditorium on the eighth floor of the SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama, on April 20, 1994, at 9:00 A.M., Central Time, or any adjournment thereof:

1.      ELECTION OF DIRECTORS:                 / /   FOR all nominees below             / /   WITHHOLD AUTHORITY to vote for all
                                                     (except as indicated to the              nominees below
                                                     contrary below)
        Bill L. Harbert, Allen J. Keesler, Jr., T. W. Mitchell, William K. Upchurch, Jr.
        INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below.
        ------------------------------------------------------------------------------------------------------------
2.      AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION:
        The proposal to amend the Restated Certificate of Incorporation of the Company to increase the number of shares of authorized Common Stock of the Company from 150,000,000 to 200,000,000 shares, as described in more detail in the Proxy
        Statement of the Company dated March    , 1994.
                                               / / FOR       / / AGAINST       / / ABSTAIN
                                          (Continued and to be dated and signed on reverse side)
                                                          (Continued from front)
3.      APPROVAL AND RATIFICATION OF THE INCENTIVE PLAN:
        The proposal to approve and ratify the Senior Officer Performance Incentive Plan of the Company, as described in more
        detail in the Proxy Statement of the Company dated March    , 1994.
                                               / / FOR       / / AGAINST       / / ABSTAIN
4.      OTHER MATTERS:
        In their discretion, upon such other matters as may properly come before the Annual Meeting of the Stockholders.

   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, AND IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS AND FOR PROPOSALS 2 AND 3.

                                                  Dated:
                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------

                                                         (Signature(s) of
                                                         Stockholder(s))

                                                     (Please date and sign as
                                                  name appears on proxy. If
                                                  shares are held jointly, each
                                                  stockholder should sign.
                                                  Executors, administrators,
                                                  trustees, etc. should use full
                                                  title and, if more than one,
                                                  all should sign. If the
                                                  stockholder is a corporation,
                                                  please sign full corporate
                                                  name by authorized officer.)